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Genasense® New Drug Application Accepted for Review by FDA

NDA Proposes Use of Genasense plus Chemotherapy for Patients with Relapsed or Refractory Chronic Lymphocytic Leukemia

BERKELEY HEIGHTS, NJ – March 1, 2006 – Genta Incorporated (NASDAQ: GNTA) announced that the U. S. Food and Drug Administration (FDA) has accepted the Company’s New Drug Application (NDA) for Genasense® (oblimersen sodium) Injection. The NDA proposes the use of Genasense plus fludarabine and cyclophosphamide for the treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). The filing was granted an action date by FDA under the Prescription Drug User Fee Act (PDUFA) of October 28, 2006.

“This filing represents the first NDA for a drug that promotes chemotherapy-induced apoptosis in hematologic oncology, ” said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer. “We plan to work closely with FDA as we seek approval to commercialize this new treatment option for patients with advanced CLL.”

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer. Genta is studying Genasense in multiple, late-stage, randomized and non-randomized clinical trials, including chronic lymphocytic leukemia, acute myeloid leukemia, malignant melanoma, non-small cell lung cancer, small cell lung cancer, and prostate cancer.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. For more information about CLL, visit http://www.leukemia-lymphoma.org.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program. The Company has filed a New Drug Application (NDA) to the U.S. Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia. Genta has also filed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. For example, although the FDA has accepted our NDA, we cannot assure you that the FDA will approve the NDA. There are a number of other risk factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated